Exhibit 3.1

Articles of Incorporation

(Partially amended as of March 1, 2024)

Micware Co., Ltd

Chapter 1 General Provisions

Article 1 (Trade Name)

The name of the Company shall be Kabushiki Kaisha Micware, and in English it shall be expressed as Micware Co., Ltd.

Article 2 (Purpose)

The purpose of the Company shall be to engage in the following businesses and to control and manage the business activities of companies (including foreign companies) or other entities equivalent thereto by owning shares or equity interests therein:

1.	Planning, development, manufacture, and sale of computer systems

2.	Consulting services related to the planning and manufacture of computer systems

3.	Contracted information processing services using computers and services incidental thereto

4.	Sale, export, and import of computer peripheral devices and components

5.	Publishing activities related to computer systems

6.	Planning and production of computer graphics

7.	Education, training, and support for suppliers and users of computers and computer systems

8.	Telecommunications business, information provision services, and contracted services related thereto

9.	Consulting services related to telecommunications business

10.	Planning, production, management, operation, sale, and production of various applications and web services using the Internet

11.	Planning, design, production, sale, operation, maintenance, and management of websites, web content, and web applications

12.	Planning, production, development, sale, operation, and management of applications for smartphones and tablet devices

13.	Planning, development, design, production, sale, management, and maintenance of social applications

14.	Planning, development, production, sale, maintenance, and management of digital content and application software

15.	Agency sales of software

16.	Ownership, management, and leasing of real estate

17.	Travel agency business pursuant to the Travel Agency Act

18.	Management and business guidance for subsidiaries and affiliated companies

19.	All businesses incidental or related to the foregoing items

Article 3 (Location of Head Office)

The head office of the Company shall be located in Chuo-ku, Kobe City.

Article 4 (Method of Public Notice)

Public notices of financial statements of the Company shall be given by electronic public notice, and other public notices shall be given by publication in The Nikkan Kogyo Shimbun.

Chapter 2 Shares

Article 5 (Total Number of Authorized Shares)

The total number of authorized shares of the Company shall be 520,000 shares.

Article 6 (Restriction on Transfer of Shares)

All shares issued by the Company shall be shares subject to transfer restrictions, and any acquisition of such shares by transfer shall require the approval of the Board of Directors.

Article 7 (Non-Issuance of Share Certificates)

The Company shall not issue share certificates for the shares it issues.

Article 8 (Shareholder Registry Administrator)

1.	The Company shall appoint a shareholder registry administrator.

2.	The shareholder registry administrator and its place of business shall be determined by resolution of the Board of Directors.

3.	The preparation and maintenance of the shareholder registry and the stock acquisition rights registry, as well as all other administrative matters relating thereto, shall be entrusted to the shareholder registry administrator, and the Company shall not handle such matters directly.

Article 9 (Demand for Sale of Shares from Heirs, etc.)

The Company may demand that any person who acquires shares of the Company through inheritance or other general succession sell such shares to the Company.

Article 10 (Granting Rights to Receive Allocation of Shares, etc.)

When the Company grants shareholders the right to receive an allocation of shares (including treasury shares) or stock acquisition rights in connection with the solicitation of persons to subscribe for such shares or stock acquisition rights, the determination of the offering terms, the granting of such rights, and the subscription period may be made by resolution of the Board of Directors.

Article 11 (Regulations on Handling of Shares)

Matters concerning the handling of shares of the Company and related fees shall be governed by laws and regulations, these Articles of Incorporation, and the regulations on the handling of shares established by the Board of Directors.

Chapter 3 Shareholders’ Meetings

Article 12 (Record Date)

The record date for the exercise of voting rights at the annual shareholders’ meeting shall be the last day of February each year.

Article 13 (Convocation and Convener)

1.	The annual shareholders’ meeting shall be convened within three months after the day following the end of each business year, and extraordinary shareholders’ meetings shall be convened as necessary.

2.	Except as otherwise provided by laws and regulations, shareholders’ meetings shall be convened by the Representative Director.

Article 14 (Notice of Convocation)

Notice of convocation of a shareholders’ meeting shall be given to shareholders entitled to exercise voting rights at such meeting no later than one week prior to the meeting date; provided, however, that when voting by written ballot or electronic voting is permitted, such notice shall be given no later than two weeks prior to the meeting date.

Article 15 (Chairperson)

1.	The chairperson of a shareholders’ meeting shall be the Representative Director. In the event of an accident or inability of the Representative Director, another Director shall act as chairperson in the order determined in advance by the Board of Directors.

2.	The chairperson shall maintain order at the meeting and conduct the proceedings.

Article 16 (Resolutions)

1.	Except as otherwise provided by laws, regulations, or these Articles of Incorporation, resolutions of a shareholders’ meeting shall be adopted by a majority of the voting rights of shareholders present.

2.	Resolutions as provided in Article 309, Paragraph 2 of the Companies Act shall be adopted by shareholders holding at least one-third of the voting rights of all shareholders entitled to exercise voting rights, with approval by at least two-thirds of the voting rights of the shareholders present.

Article 17 (Exercise of Voting Rights by Proxy)

1.	A shareholder may exercise its voting rights by proxy by appointing one other shareholder of the Company who holds voting rights.

2.	A shareholder or proxy shall submit to the Company a document evidencing such proxy authority for each shareholders’ meeting.

Article 18 (Minutes)

Minutes of shareholders’ meetings shall be prepared stating the date and time, place, officers present, an outline of the proceedings and results thereof, and other matters prescribed by Ordinance of the Ministry of Justice, and shall be signed and sealed by the chairperson and the Directors present, and kept by the Company for ten (10) years from the date of the meeting.

Chapter 4 Directors and Board of Directors

Article 19 (Establishment of Board of Directors)

The Company shall establish a Board of Directors.

Article 20 (Number of Directors)

The Company shall have three (3) or more Directors.

Article 21 (Resolution for Appointment)

Directors shall be appointed at a shareholders’ meeting by shareholders holding at least one-third of the total voting rights of all shareholders, by a majority of the voting rights represented at the meeting.

Article 22 (Term of Office)

The term of office of Directors shall expire at the conclusion of the annual shareholders’ meeting for the final business year ending within two (2) years after their appointment. The term of office of any Director appointed as a substitute or additional Director shall be the remaining term of the other Directors.

Article 23 (Representative Director)

The Representative Director(s) of the Company shall be determined by resolution of the Board of Directors.

Article 24 (Convener and Chairperson of Board of Directors)

Except as otherwise provided by laws and regulations, the Board of Directors shall be convened and chaired by the Representative Director. In the event of an accident or inability of the Representative Director, another Director shall act in the order determined in advance by the Board of Directors.

Article 25 (Notice of Convocation)

Notice of convocation of a Board of Directors meeting shall be given at least three (3) days prior to the meeting date; provided, however, that this period may be shortened in case of urgent necessity.

Article 26 (Resolutions)

1.	Resolutions of the Board of Directors shall be adopted by a majority of the Directors present, provided that a majority of all Directors entitled to vote are present. A Director having a special interest in a resolution shall not exercise voting rights thereon.

2.	When the requirements of Article 370 of the Companies Act are satisfied, the Company shall deem that a resolution of the Board of Directors has been adopted.

Article 27 (Minutes)

Minutes of meetings of the Board of Directors shall be prepared stating an outline of the proceedings and results thereof and other matters prescribed by Ordinance of the Ministry of Justice, and shall be signed and sealed by the chairperson, Directors present, and Corporate Auditors, and kept by the Company for ten (10) years.

Article 28 (Remuneration)

The remuneration, bonuses, and other economic benefits received from the Company as consideration for execution of duties by Directors (hereinafter referred to as “Remuneration, etc.”) shall be determined by resolution of the shareholders’ meeting.

Article 29 (Limitation of Liability)

Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company may enter into agreements with Directors (excluding executive Directors, etc.) to limit their liability for damages under Article 423, Paragraph 1 of the Companies Act; provided, however, that the maximum amount of such liability shall be the amount prescribed by laws and regulations.

Chapter 5 Corporate Auditors and Board of Corporate Auditors

Article 30 (Establishment of Board of Corporate Auditors)

The Company shall establish a Board of Corporate Auditors.

Article 31 (Number of Corporate Auditors)

The Company shall have three (3) or more Corporate Auditors.

Article 32 (Resolution for Appointment)

Corporate Auditors shall be appointed at a shareholders’ meeting by shareholders holding at least one-third of the total voting rights of all shareholders, by a majority of the voting rights represented at the meeting.

Article 33 (Term of Office)

The term of office of Corporate Auditors shall expire at the conclusion of the annual shareholders’ meeting for the final business year ending within four (4) years after their appointment. The term of office of a substitute Corporate Auditor shall be until the expiration of the term of the replaced Corporate Auditor.

Article 34 (Full-Time Corporate Auditor)

The Board of Corporate Auditors shall select one or more full-time Corporate Auditors from among its members by resolution.

Article 35 (Notice of Convocation)

1.	Notice of convocation of a Board of Corporate Auditors meeting shall be given at least three (3) days prior to the meeting date; provided, however, that this period may be shortened in case of urgent necessity.

2.	A Board of Corporate Auditors meeting may be held without following convocation procedures if all Corporate Auditors consent thereto.

Article 36 (Method of Resolution)

Except as otherwise provided by laws and regulations, resolutions of the Board of Corporate Auditors shall be adopted by a majority of the Corporate Auditors.

Article 37 (Minutes)

Minutes of meetings of the Board of Corporate Auditors shall be prepared or recorded stating an outline of the proceedings and results thereof and other matters prescribed by laws and regulations, and shall be signed and sealed or electronically signed by the Corporate Auditors present.

Article 38 (Regulations of Board of Corporate Auditors)

Matters concerning the Board of Corporate Auditors shall be governed by laws, regulations, these Articles of Incorporation, and the regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors.

Article 39 (Remuneration)

The Remuneration, etc. of Corporate Auditors shall be determined by resolution of the shareholders’ meeting.

Article 40 (Limitation of Liability)

Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company may enter into agreements with Corporate Auditors to limit their liability for damages under Article 423, Paragraph 1 of the Companies Act; provided, however, that the maximum amount of such liability shall be the amount prescribed by laws and regulations.

Chapter 6 Accounting

Article 41 (Business Year)

The business year of the Company shall commence on March 1 of each year and end on the last day of February of the following year.

Article 42 (Dividends of Surplus)

1.	Dividends of surplus shall be paid to shareholders or registered pledgees of shares recorded or registered in the final shareholder registry as of the end of each business year.

2.	If dividends of surplus are not claimed within three (3) years from the date on which payment is made available, the Company shall be released from its obligation to pay such dividends, and no interest shall accrue on unpaid dividends.